Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-251503, 333-193793, 333-185958 and 333-177310) on Form S-8 of our report dated August 21, 2026, with respect to the consolidated financial statements of Ubiquiti Inc. and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
New York, New York
August 21, 2026